Exhibit 99.1

630 Las Gallinas Ave
San Rafael, CA 94903
(415) 526-6400

For Immediate Release
January 16, 2008

Contact:	Mark Chapman
Tamalpais Bank
415-526-6485

Tamalpais Bank Ranked Largest
SBA Lender in Marin County

San Rafael-based Bank Also
Cited as 7th Biggest in the Bay Area

San Rafael, CA—January 16, 2008—Tamalpais Bank has been named the largest SBA lender based in Marin County by the San Francisco Business Times in its recently published 2008 Book of Lists.

In addition, the Bank, the only Marin County community bank ranked in the Top 25 SBA lenders, was cited as the 7th largest in the Bay Area, according to the rankings.

“This is a significant honor for us,” said Michael Rice, Tamalpais Bank senior vice president and Chief Lending Officer, “and indicative of our interest and expertise in helping qualified small businesses with their financing requirements.

“What our clients say that makes our service stand out,” he said, “is that we approve, fund and services in the greater Bay Area. That means they meet us directly and we form relationships with. We become their personal banker and lender, not a voice on the telephone or an unseen email correspondent.”

In 2007, Tamalpais Bank funded $37.7 million in SBA and B&I loans for small and medium size businesses.

According to the Business Times, the average SBA 7a loan size provided by Tamalpais Bank was $606,333. “We understand the needs of small businesses and the SBA process,” he said. The Bank recently announced the opening of an SBA loan production office in Roseville to serve the Sacramento and Central Valleys. It also has previously been designated by the SBA as a National Preferred Lender, allowing it to provide expedited processing.

Last year, Tamalpais Bank ranked 17th in the Business Times list. “We have made a concerted effort to expand our services to small and medium size businesses,” Rice said. “Our loan officers have proven SBA lending experience in working with businesses on their financial requirements.”

Epic Bancorp
Press Release
January 16, 2008

Tamalpais Bank, a wholly-owned subsidiary of Epic Bancorp (NASDAQ: EPIK) operates loan production offices in San Rafael, Santa Rosa and Roseville, a suburb of Sacramento.

The SF Business Times Book of Lists, published annually, is compiled from publicly available statistics as well as company-provided information for organizations located in five counties: San Francisco, San Mateo, Marin, Alameda and Contra Costa counties. Some lists also include data from Santa Clara and other counties, according to the publisher.

About Epic Bancorp

Epic Bancorp (www.epicbancorp.com), based in San Rafael, CA, is the parent company of Tamalpais Bank and Tamalpais Wealth Advisors. The Company had $543 million in assets and $370 million in deposits as of September 30, 2007. Shares of the Company’s common stock are traded on the NASDAQ Capital Market System under the symbol EPIK. For additional information, please contact Mark Garwood at 415-526-6400.

About Tamalpais Bank

Tamalpais Bank, a wholly owned subsidiary of Epic Bancorp, operates seven branches in Marin County and loan production offices in Sacramento and Santa Rosa. The branches are located in Corte Madera, Greenbrae, Mill Valley, San Anselmo, downtown San Rafael, Terra Linda and Tiburon/Belvedere. Bank branches offer full services to businesses, participate actively in local organizations via its Community Outreach Program and provide free-of-charge community rooms to non-profit organizations. For additional information, please contact Mark Chapman 415-526-6485.

About Tamalpais Wealth Advisors

Tamalpais Wealth Advisors, a wholly owned subsidiary of Epic Bancorp, specializes in helping clients of Tamalpais Bank and other high net worth families reach their lifetime financial goals through a collaborative, comprehensive and education-oriented approach to investment management. For additional information about Tamalpais Wealth Advisors, please call Bill Osher at 415-526-4300.

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Epic Bancorp
Press Release
January 16, 2008

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Epic Wealth Management. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;(5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (6) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability of our wealth management business and; (7) other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.